Exhibit 99

[Centra Financial Holdings, Inc. logo]

To Our Shareholders:

For the nineteenth consecutive quarter, Centra Financial Holdings has achieved significant asset growth, and for the fifteenth straight quarter, has shown increased earnings.

Total assets grew $109 million from $327 million at September 30, 2003 to $436 million at September 30, 2004, an increase of 33%. Total loans grew $119 million from $263 million at September 30, 2003 to $382 million at September 30, 2004, an increase of 45%. This growth was made possible by an additional $100 million in deposits which grew from $281 million at September 30, 2003 to $381 million at September 30, 2004, an increase of 36%. Net income before income taxes improved from $485,000 for the third quarter of 2003 to $858,000 for the third quarter of 2004, an increase of 77%.

At September 30, 2004, total past due and non-performing loans were $519,000 of a $382 million portfolio or 0.14%. Centra’s allowance for loan losses at September 30, 2004 increased to $5.8 million or 1.52% of total loans.

Centra Bank continues to be classified as “well capitalized’ for purposes of federal banking regulations and has capital substantially above all regulatory requirements for such designation. In order to maintain this designation, $10 million of trust preferred securities were issued during the third quarter. This transaction, combined with increasing retained earnings, provides sufficient capitalization to continue the dynamic level of growth that Centra has been experiencing over the past four years.

A November opening is scheduled for Morgantown’s new Sabraton office on Route #7 East. Centra has identified an experienced staff of Morgantown bankers, familiar to this area to bring Centra banking to Sabraton.

In Martinsburg, Centra recently hosted an economic outlook conference where faculty from the West Virginia University Bureau of Business Research presented the economic forecast for the eastern panhandle. The forecast showed that for the next five years the Eastern Panhandle of West Virginia would experience strong growth that would exceed the growth rate of the state, the nation, and even metropolitan Washington, DC. Our bank is positioned to capitalize on the growth of this area as we aggressively seek increased market share.

In our banking industry, the long-term champions will continue to be those that understand and value their most important competitive advantage. It’s not technology, advertising, or bricks and mortar. All of those things are commodities. The most important competitive advantage that Centra has is our people — our diverse team of talented individuals who have demonstrated their care about their customers, communities and each other.

We thank all of the people of Centra for their energy, their professionalism, and their passion for customer service. Above all, we thank our customers for entrusting more of their business to Centra.

Sincerely,

/s/ Douglas J. Leech
Douglas J. Leech
President and CEO

Assets
(in thousands)

December	349,708
March	374,371
June	399,059
September	435,876

Loans
(in thousands)

December	295,925
March	319,138
June	347,237
September	382,352

Deposits
(in thousands)

December	302,355
March	329,983
June	353,893
September	380,616

Quarterly income before income tax
(in thousands)

December	514
March	560
June	626
September	858

Centra Financial Holdings, Inc. and Subsidiaries

Consolidated Statements of Income
(Dollars in Thousands, except Per Share Data)
(Unaudited)

	Nine Months Ended September 30,		Quarter Ended September 30,
	2004	2003	2004	2003
INTEREST INCOME
Loans, including fees	$13,638	$9,628	$5,004	$3,508
Loans held for sale	73	253	28	91
Securities available-for-sale	321	413	127	129
Interest-bearing bank balances	19	18	7	5
Federal funds sold	78	189	24	43

Total interest income	14,129	10,501	5,190	3,776
INTEREST EXPENSE
Deposits	4,775	3,833	1,701	1,314
Short-term borrowed funds	61	61	31	15
Long-term debt	13	—	13	—

Total interest expense	4,849	3,894	1,745	1,329

Net interest income	9,280	6,607	3,445	2,447
Provision for loan losses	1,563	1,476	635	629

Net interest income after provision for loan losses	7,717	5,131	2,810	1,818
OTHER INCOME
Service charges on deposit accounts	639	468	225	176
Other service charges and fees	484	348	183	125
Secondary market income	567	1,269	180	466
Other	109	69	39	28

Total other income	1,799	2,154	627	795
OTHER EXPENSE
Salary and employee benefits	3,467	2,952	1,203	1,032
Occupancy expense	724	578	246	200
Equipment expense	805	565	237	201
Advertising	350	248	108	98
Professional fees	257	130	137	56
Data processing	692	437	246	156
Other	1,177	1,029	402	385

Total other expense	7,472	5,939	2,579	2,128

Net income before income tax	2,044	1,346	858	485
INCOME TAX EXPENSE	730	—	308	—

Net income	$1,314	$1,346	$550	$485

Basic earnings per share	0.57	0.58	0.24	0.21
Diluted earnings per share	0.54	0.55	0.23	0.20
Weighted average shares outstanding — basic	2,320,550	2,320,550	2,320,550	2,320,550
Weighted average shares outstanding — diluted	2,435,797	2,454,982	2,435,785	2,457,198

Centra Financial Holdings, Inc. and Subsidiaries

Consolidated Statements of Condition
(Dollars in Thousands, except Per Share Data)
(Unaudited)

	September 30,	September 30,
	2004	2003
ASSETS
Cash and due from banks	$11,632	$13,548
Interest-bearing deposits in other banks	1,013	906
Federal funds sold	9,048	11,847

Total cash and cash equivalents	21,693	26,301
Avalilable-for-sale securities, at estimated fair value (amortized cost of	22,501	29,970
$22,485 in 2004 and $26,839 in 2003)
Loans, net of unearned	382,352	262,957
Allowance for loan losses	(5,814)	(3,849)

Net loans	376,538	259,108
Premises and equipment	6,369	4,922
Loans held for sale	2,744	1,898
Other Assets	6,031	4,576

Total assets	$435,876	$326,775

LIABILITIES
Deposits Non-interest bearing	$46,846	$36,824
Interest-bearing	333,770	244,337

Total deposits	380,616	281,161
Short-term borrowings	14,110	16,204
Long-term debt	10,000	—
Other liabilities	2,046	2,179

Total Liabilities	406,772	299,544
STOCKHOLDERS’ EQUITY
Preferred stock, $1 par value, 1,000,000 authorized, none issued	—	—
Common stock, $1 par value, 50,000,000 authorized, 2,320,550 issued and outstanding	2,320	2,320
Additional paid-in capital	25,419	25,419
Accumulated earnings (deficit)	1,356	(576)
Accumulated other comprehensive income	9	68

Total equity	29,104	27,231

Total liabilities and stockholders’ equity	$435,876	$326,775

[Centra Financial Holdings, Inc. Logo]

MORGANTOWN

Suncrest 304-598-2000	Wharf District 304-292-2000

Cheat Lake 304-284-8630
LAURENCE DeLYNN Retail Consultant		PARRYPETROPLUS* President Petroplus & Associates

ARTHUR GABRIEL* Secretary/Treasurer Gabriel Brothers, Inc.		MILAN PUSKAR* Chairman Mylan Labs, Inc.

DOUGLAS J. LEECH* President & Chief Executive Officer Centra Financial Holdings, Inc. & Centra Bank		THOMAS P. ROGERS Chairman & CEO Thoughtfulness, Inc.

ROBERT E. LYNCH, JR. Vice-President Davis-Lynch Glass Co.		PAULT. SWANSON* Chairman CWS Inc., and Swanson Plating

PAULF. MALONE Physician President — Morgantown ENT Clinic		RITAD. TANNER Realtor; Dorsey & Kiger Realtors

MARK R. NESSELROAD* Chief Executive Officer Glenmark Holdings LLC		BERNARD G. WESTFALL* Retired President & CEO WV United Health Systems

*Director of Centra Financial Holdings, Inc.

MARTINSBURG

Foxcroft 304-262-6500	Williamsport Pike 304-260-9207

South Berkeley 304-229-4500
KENNETH L. BANKS, DDS General Dentistry		MICHAELB. KELLER Attorney Bowles Rice McDavid Graff & Love

JAMES W. DAILEY, II* Chairman W. Harley Miller Contractors Officer Vice-Chairman Inc. Farmers & Mechanics Mutual Insurance Co.		DOUGLAS J. LEECH* President & Chief Executive Centra Financial Holdings,

DEBORAH J. DHAYER Company Owner Eddies Tire Service Inc.		ROBERTA. McMILLAN* President Jefferson Distributing

TERRYW. HESS President Sons, Inc. Virginia Honey Company, Inc.		JEFFREYS. PETRUCCI President Heiston Supply

D. SCOTT ROACH President, R.M. Roach &

ROBERT S. STRAUCH, M.D. Surgeon

*Director of Centra Financial Holdings, Inc.